Calculation of Filing Fees Table

SC TO-I
(Form Type)

BBR ALO FUND, LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$60,000,000	(a)	0.01531%	$9,186.00	(b)
Fees Previously Paid	-			-
Total Transaction Valuation	$60,000,000	(a)

Total Fees Due for Filing				$9,186.00
Total Fees Previously Paid				-
Total Fee Offsets				-
Net Fee Due				$9,186.00

(a)	Calculated as the aggregate maximum purchase price for limited liability company interests.
(b)	Calculated at 0.01531% of the Transaction Valuation.